Exhibit 99.1

PRESS RELEASE
8/9/22
Carlisle Companies Announces the Retirement of Nicholas J. Shears as Group President of Carlisle Construction Materials
SCOTTSDALE, ARIZONA, August 9, 2022 - Carlisle Companies Incorporated (NYSE: CSL) today announced that Nicholas J. Shears will retire as Group President of Carlisle Construction Materials LLC (“CCM”) after thirty-eight years of service to Carlisle, effective September 30, 2022. Mr. Shears’ planned retirement coincides with Carlisle’s February 2022 realignment of its construction materials business and appointment of Steve Schwar as President of Carlisle Construction Materials and Frank Ready as President of Carlisle Weatherproofing Technologies. Upon his retirement, Mr. Shears will continue to provide consultancy services to CCM for a period of nine months in order to assure a smooth transition of his position.
Over his career at CCM, Mr. Shears served as President, Executive Vice President, Sales & Marketing and held engineering and other executive sales and marketing positions.
Chris Koch, Chair, President and Chief Executive Officer, said, “Over his long tenure with CCM, Nick has participated in and led the impressive sales and earnings growth at CCM as well as contributed significantly to the development and implementation of CCM’s strategic and operating initiatives and to the advancement of Vision 2025. On behalf of the entire Carlisle community, I thank Nick for his many contributions to Carlisle and wish him the best in his well-earned retirement.”
About Carlisle Companies Incorporated
Carlisle Companies Incorporated is a leading supplier of innovative Building Envelope products and energy-efficient solutions for customers creating sustainable buildings of the future. Through its construction materials businesses (CCM and CWT) and family of leading brands, Carlisle delivers innovative, labor-reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Over the life of a building, Carlisle’s products help drive lower greenhouse gas emissions, improve energy savings for building owners and operators, and increase a building’s resiliency to the elements. Driven by its strategic plan, Vision 2025, Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Carlisle also is a leading provider of products to the Aerospace, Medical Technologies and General Industrial markets through its Interconnect Technologies (CIT) and Fluid Technologies (CFT) business segments.

Contact:	Jim Giannakouros, CFA
Vice President of Investor Relations
(480) 781-5135
jgiannakouros@carlisle.com